          THIS IS A SUPPLEMENT TO THE PROSPECTUS DATED AUGUST 14, 1998

                        SUBORDINATED NOTE INTEREST RATES

                             EFFECTIVE MAY 21, 1999

--------------------------------------------------------------------------------------------
                                   CASH BONUS
--------------------------------------------------------------------------------------------
 INVESTMENT AMOUNT   $5,000 - $9,999   $10,000 - $24,999  $25,000 - $49,999  $50,000 OR MORE
--------------------------------------------------------------------------------------------
    CASH BONUS (1)         $25                $50                $125               $250
--------------------------------------------------------------------------------------------
    THESE CASH BONUSES ARE ONLY APPLICABLE TO NOTES WITH MATURITIES THAT ARE
  ONE YEAR OR LONGER AND PRINCIPAL AMOUNTS OF $5,000 OR MORE THAT ARE PURCHASED
                           ON OR BEFORE JUNE 30, 1999.
--------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
                             STANDARD INTEREST RATES
-------------------------------------------------------------------------------------------------
PORTFOLIO AMOUNT (2) $1,000 - $24,999    $25,000 - $49,999     $50,000 - $99,999    OVER $100,000
-------------------------------------------------------------------------------------------------

                              INTEREST    ANNUAL     INTEREST     ANNUAL    INTEREST      ANNUAL    INTEREST      ANNUAL
           NOTE                RATE %     YIELD %     RATE %      YIELD %     RATE %      YIELD %     RATE %      YIELD %
-------------------------------------------------------------------------------------------------------------------------
    90-DAY EXTENDIBLE (3)      8.01       8.25        8.26         8.52       8.51         8.79       8.76        9.05
-------------------------------------------------------------------------------------------------------------------------
   180-DAY EXTENDIBLE (3)      8.76       8.95        9.01         9.21       9.26         9.47       9.51        9.74
-------------------------------------------------------------------------------------------------------------------------
   365-DAY EXTENDIBLE (4)      9.50       9.50        9.75         9.75       10.00       10.00       10.25       10.25
-------------------------------------------------------------------------------------------------------------------------
  ONE YEAR FIXED-TERM (4)      9.50       9.50        9.75         9.75       10.00       10.00       10.25       10.25
-------------------------------------------------------------------------------------------------------------------------
  TWO YEAR FIXED-TERM (5)      9.88       10.25       10.13       10.52       10.38       10.79       10.63       11.06
-------------------------------------------------------------------------------------------------------------------------
THREE YEAR FIXED-TERM (5)     10.25       10.65       10.50       10.92       10.75       11.19       11.00       11.46
-------------------------------------------------------------------------------------------------------------------------
 FOUR YEAR FIXED-TERM (5)     10.57       11.00       10.82       11.27       11.07       11.54       11.32       11.81
-------------------------------------------------------------------------------------------------------------------------
 FIVE YEAR FIXED-TERM (5)     11.13       11.60       11.38       11.87       11.63       12.15       11.88       12.42
-------------------------------------------------------------------------------------------------------------------------
  TEN YEAR FIXED-TERM (5)     11.68       12.20       11.93       12.47       12.18       12.75       12.43       13.02
-------------------------------------------------------------------------------------------------------------------------

(1) A check for the Cash Bonus will be mailed to the investor upon receipt of a completed Subscription Agreement and an investment of $5,000 or more. The Cash Bonus will be treated as 1999 earned interest and will be reported to the Internal Revenue Service as such.

(2) The applicable portfolio amount is determined at the time a Note is purchased by aggregating the principal amounts of all Notes currently owned by the investor and the investor's immediate family members. Immediate family members are considered to be parents, children, siblings, grandparents and grandchildren. Members of sibling families are also considered immediate family members if both siblings are investors.

(3) Earns simple interest. The Annual Yield calculation assumes that the term of the Note is extended sequentially for an entire year, that the interest earned during each term is included in the principal amount for the next term and that the listed interest rate is the interest rate for each term.

(4) Earns simple interest, which results in the Interest Rate and the Annual Yield being equal during the initial term.

(5) Interest compounds quarterly. The Annual Yield calculation assumes that accrued interest is paid annually.